UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 28, 2004

Gadzooks, Inc.

(Exact name of registrant as specified in charter)

Texas	0-26732	74-2261048
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4121 International Parkway
Carrollton, Texas 75007
(Address and zip code of principal executive offices)

(972) 307-5555
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
SIGNATURE

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

     As of December 28, 2004 Gadzooks, Inc. was not in compliance with the sales receipt financial performance covenant with respect to cash receipts as set forth in its Debtor-in-Possession Loan and Security Agreement dated February 3, 2004 by and between Gadzooks and Wells Fargo Retail Finance, LLC, as amended, referred to as the DIP Loan Agreement. Under the terms of the DIP Loan Agreement, such non-compliance would be deemed an event of default and could result in an acceleration of all of Gadzooks’ indebtedness thereunder. As of January 1, 2005, $619,877 was outstanding in principal and interest and $6,231,382 was outstanding in letters of credit under the DIP Loan Agreement. Further, a default under the DIP Loan Agreement constitutes a default under Gadzooks’ Debtor-in-Possession Loan and Security Agreement dated as of October 29, 2004 by and between Gadzooks and Gryphon Master Fund, L.P., referred to as the Tranche B Term Loan Agreement, and could result in an acceleration of all of Gadzooks’ indebtedness thereunder. As of January 1, 2005, $5,000,000 was outstanding in principal and interest under the Tranche B Term Loan Agreement. Gadzooks is currently in discussions with each of these lenders with respect to the default with a view toward obtaining a waiver of the current non-compliance of this covenant, however, there can be no assurance that Gadzooks will be able to negotiate a waiver or that such a waiver will be on terms acceptable to Gadzooks. If Gadzooks is unable to obtain a waiver from each of these lenders, it could have a material adverse effect on Gadzooks’ financial position.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GADZOOKS, INC.
Date: January 4, 2004	By:	/s/ Monty R. Standifer
		Name:	Monty R. Standifer
		Title:	Executive Vice President, Chief Financial Officer and Secretary